UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2024

(Exact name of Registrant as specified in its charter)

Commission File Number: 001-36695

Maryland	38-3941859
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

214 West First Street, Oswego, NY 13126

(Address of Principal Executive Office) (Zip Code)

(315) 343-0057

(Issuer's Telephone Number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	PBHC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On March 4, 2024 Pathfinder Bank, the banking subsidiary of Pathfinder Bancorp, Inc. (“Pathfinder Bank”), entered into a purchase and assumption agreement (the “Purchase Agreement”) with Berkshire Bank, the banking subsidiary of Berkshire Hills Bancorp, Inc. (“Berkshire Bank”). Under the Purchase Agreement, Pathfinder Bank will acquire approximately $32 million in loans and one branch location (along with associated personal property and fixtures), and will assume approximately $198 million in deposits. With respect to loans, Pathfinder Bank will pay an amount equal to the sum of 95% of the aggregate unpaid principal balances, measured as of the closing date, plus any accrued interest through closing on the loans. Pathfinder Bank will pay a 5.8% premium on the aggregate amount of non-time deposits associated with the branch, measured as of the closing date (the “Core Deposits”), and will assume all non-Core Deposits associated with the branch, measured as of the closing date, at par value. The total deposit premium to be paid by Pathfinder Bank equates to approximately 4.0% when applied to the aggregated Core Deposits and non-Core Deposits. Pathfinder Bank will assume Berkshire Bank’s existing commercial lease for the real property associated with the branch (including anticipated annual lease payment costs of approximately $946,000).

The transaction is expected to close by the end of the third quarter of 2024 and is subject to receipt of regulatory approvals and certain other customary closing conditions.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached hereto as Exhibit 1.1 and is incorporated herein by reference. The foregoing description reflects loan and deposit balances as of January 31, 2024, and the actual amounts of loans and deposits that are acquired under the Purchase Agreement are subject to change prior to closing. The representations, warranties and covenants of each party set forth in the Purchase Agreement have been made only for purposes of, and were and are solely for the benefit of the parties to, the Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact. In addition, such representations and warranties (1) will not survive consummation of the transactions contemplated by the Purchase Agreement, unless otherwise specified therein, and (2) were made only as of the date of the Purchase Agreement or such other date as is specified in the Purchase Agreement. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures. Accordingly, the Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the Purchase Agreement, and not to provide investors with any other factual information regarding Pathfinder Bank or Berkshire Bank or any of their respective affiliates or businesses.

Item 7.01 Regulation FD Disclosure

On March 4, 2024, Pathfinder Bank issued a press release announcing the execution of the Purchase Agreement. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

The information in this Item 7.01 and Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth in such filing.

Item 9.01 Financial Statements and Exhibits

(a) Not Applicable.

(b) Not Applicable.

(c) Not Applicable.

(d) Exhibits.

Exhibit No.	Description
1.1	Purchase and Assumption Agreement, dated as of March 4, 2024, by and between Berkshire Bank and Pathfinder Bank.
99.1	Press Release dated March 4, 2024, of Pathfinder Bank
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PATHFINDER BANCORP, INC.

Date:	March 4, 2024	By:	/s/ James A. Dowd
James A. Dowd President and Chief Executive Officer